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                                  EXHIBIT 10.1

                        DNA SPECIMEN REPOSITORY AGREEMENT

       Agreement made this 21st day of June, 1995 between the UNIVERSITY OF NORTH TEXAS HEALTH SCIENCE CENTER AT FORTH WORTH ("UNTHSC"), an entity of the State of Texas located in Fort Worth, Texas, and GENELINK, INC. ("GeneLink"), a Pennsylvania corporation, with its principal office located in Margate, New Jersey.

       NOW, THEREFORE, in consideration of the premises hereinafter set forth, the parties hereto mutually covenant and agree as follows:

       1. Purpose. GeneLink has originated a program to market kits ("Kits") by which an individual (the "Client") can obtain his or her DNA specimens ("Specimens") which will then be preserved for 25 years and be available for various DNA laboratory analysis from time-to-time. A Kit shall be used by one individual Client to furnish Specimens of that one individual. UNTHSC is willing to serve as the repository to receive and extract the Specimens, preserve them for a period of 25 years and make them available for analysis, on the terms set forth in this Agreement.

       2.     Term.

              2.1 GeneLink shall designate by notice to UNTHSC the commencement date of this Agreement, which shall be when GeneLink commences the sale of Kits and after GeneLink has paid the $13,600 referred to in Section 9.5 below ("Effective Date"). In no event shall the Effective Date be later than April 30, 1996. Unless sooner terminated in the manner set forth below, the primary term of this Agreement shall be for a period of five years after the Effective Date, the parties shall negotiate a possible renewal of the Agreement, but there shall be no obligation to renew.

              2.2 The expiration or earlier termination of the term of this Agreement shall relieve UNTHSC of the responsibility to continue to receive new Specimens. It shall not relieve UNTHSC of the responsibilities to continue to preserve Specimens already received by it for the full period of 25 years from time of receipt of the Specimens, and to retrieve such Specimens for analysis, as provided below, nor shall it relieve GeneLink of its obligations hereunder with regard to such preserved Specimens; provided, however, that at any time after the expiration or earlier termination of this Agreement GeneLink may elect, at its expense, to transfer the Specimens to another repository, and UNTHSC shall cooperate with GeneLink in arranging such transfer.

       3.     Exclusivity.

              3.1 Within the United States of America, UNTHSC agrees that it will not during the term of this Agreement and for a period of one year after termination of this Agreement, engage in any business or perform any service, directly or indirectly, in competition with the business of GeneLink, or have any interest, whether as proprietor, partner, stockholder, principal, agent, consultant, or in any other capacity or manner whatsoever, in any enterprise which shall so engage,


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but only to the extent that UNTHSC's purpose of such interest is to provide long-term DNA specimen preservation services which is in competition with the business of GeneLink. For purposes of this Section 3.1, "business of GeneLink" shall not include the provision of analysis and extraction of DNA, including, without limitation, the DNA analysis and extraction services currently provided by UNTHSC. During the period of one year after non-renewal, UNTHSC's only obligation under this Section shall be to refrain from competing in association with those entities with which GeneLink is doing business and which are listed by GeneLink in a notice to UNTHSC. UNTHSC for any reason set forth in Section 4.1, then this Section shall have no effect and UNTHSC shall not be bound by the noncompete clause incorporated herein.

              3.2 During the term of this Agreement, GeneLink agrees not to engage any entity other than UNTHSC to provide long-term preservation of Specimens for GeneLink's clients.

       4.     Termination.

              4.1 Subject to Section 2.2 above, either party ("Terminating Party") may elect immediately to terminate this Agreement prior to the end of the term in the event that the other party ("Defaulting Party"): (1) dissolves, disbands, or a liquidator or trustee is appointed or takes possession of the Defaulting Party's property and such appointment or possession remains in effect for more than 90 days; (2) is adjudicated bankrupt or insolvent or a petition is filed against it under any bankruptcy law and is not dismissed within 90 days after filing; (3) fails to account and/or make any payment due hereunder, and such failure is not cured within 30 days after written notice is given; (4) fails in any material and substantial manner to perform any other obligation required of it hereunder and such failure is not cured within 30 days after written notice thereof is given; or (5) is found by a court of competent jurisdiction to have engaged in material acts of deceit or fraud, and all applicable appeal periods have expired without any appeals being filed, or if any appeals have been filed, a final, unappealable decision has affirmed such finding.

              4.2 Termination shall be effected by the Terminating Party providing notice in accordance with this Agreement to the other party declaring its election to terminate. Termination shall not affect any right of either party which accrued prior to such termination. Termination shall be without any further liability on the part of the Terminating Party. In the event of termination under clause (1) or (2) of subsection 4.1, if no successor is performing GeneLink's obligations under this Agreement, then GeneLink shall make available to UNTHSC the names and addresses of each Client and his identification number and his payment history, so that UNTHSC can identify Clients requesting retrieval of Specimens.

       5.     The Kits.

              5.1 GeneLink shall furnish to UNTHSC prototype of any versions of Kits that it puts into production from time-to-time, and UNTHSC shall cooperate with GeneLink by promptly furnishing any comments with regard to such prototypes. However, since the parties are independent contractors, the design, appearance and specifications of the Kits shall be under the complete control and responsibility of GeneLink, and UNTHSC shall have no responsibility therefor, except as follows:


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                     GeneLink may in its marketing of Kits state that the
                            Specimens shall be stored at repositories located at UNTHSC and that quantitative extraction of the Specimens shall be performed by UNTHSC, or words to that effect. The parties agree that the language set forth in Exhibit C attached hereto and made a part hereof is an acceptable statement for purposes of this section, and UNTHSC shall cooperate with GeneLink in approving unreasonably withheld or delayed. GeneLink shall obtain the written approval of UNTHSC prior to using the name of UNTHSC in its advertising, marketing, distributing or selling of the Kits, or in any other manner, other than as stated in this section and Exhibit C, and Section 7.4.

                     UNTHSC shall approve in writing: (a) the specifications for the implement which the Client shall use in collecting the Specimen; (b) the Client instructions included with the Kit; and (c) any written instructions inclusive of the data from furnished by GeneLink to the Client in connection with retrieval of Specimens as described below, which approvals shall not be unreasonably withheld or delayed. GeneLink agrees that the Client instructions or any data form included with the Kit shall refer to the repository, the disposal of Specimens at the end of the 25 years, confidentiality of the Client's name, and a statement that the Specimen may not be appropriate for certain types of genetic analysis. If GeneLink shall submit a specification or instruction in writing to UNTHSC, UNTHSC shall have been deemed to approve such specification or instruction unless it notifies GeneLink in writing within 30 days after receipt thereof. The parties agree that initially the specification for the swabs set forth in Exhibit D attached hereto and made a part hereof and the collection procedure described in Exhibit A are approved by the parties.

       Unless otherwise agreed by the parties, each Kit shall contain 21 bar coded labels, with an adhesive that is mutually acceptable to the parties, which acceptance shall not be unreasonably withheld or delayed.

       6. Full Requirements. In performing its services of collecting, preserving and retrieving Specimens as provided herein, UNTHSC shall maintain such staff and facilities as may be necessary to meet the full requirements of GeneLink under this Agreement. The parties recognize that the program is a new venture and that it is not possible to predict accurately the volume of Specimens that may be received. The parties recognize that the success of GeneLink's program will depend, in part, on the ability of UNTHSC to process, and preserve and retrieve Specimens in whatever quantity GeneLink is able to produce. GeneLink will cooperate with UNTHSC in advising UNTHSC on the first and fifteenth of each month of the expected volume of Specimens, and UNTHSC shall be responsible for process, preserving and retrieving under this Agreement whatever quantity of Specimens is required by GeneLink to serve its Clients.


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       7.     Collection Procedure.

              7.1 GeneLink or the Client shall ship to UNTHSC the Specimens, which shall contain a number for identification purposes. GeneLink shall maintain the record of the Client name identified with each number, and UNTHSC shall be furnished only the numbers for each Specimen.

              7.2 UNTHSC shall furnish at the UNTHSC campus and shall maintain during the term of this Agreement and for a period of 25 years from the time the last Specimen is received pursuant to this Agreement, a repository sufficient to store and preserve all Specimens furnished pursuant to this Agreement and shall maintain the repository in accordance with the following conditions:

                     Two separate freezers used to store Specimens shall be kept at a minimum temperature of -20 degrees c. at all times; provided, however, that UNTHSC may designate another minimum temperature that will prohibit bacteriological growth and maintain the integrity of the Specimen, subject to the consent of GeneLink, which consent shall not be unreasonably withheld.

                     The Specimens shall be kept in a secured environment, with an alarm system to notify UNTHSC security of unauthorized entry or of any failure of freezer temperature.

                     The repository shall be staffed on an 8 hour per day/40
                            hour per week basis. The repository shall be closed in accordance with the holiday schedule and emergencies declared by administration of UNTHSC.

                     UNTHSC shall maintain a data base for the repository which shall contain information regarding receipt and storage of all Specimens in accordance with their identification number.

              7.3 UNTHSC shall maintain computer contact with GeneLink for quick and efficient communication.

              7.4 UNTHSC shall provide to GeneLink written and pictorial material describing the repository, UNTHSC and its personnel that shall be suitable for promotional use by GeneLink if it should choose to do so, and UNTHSC hereby authorized such use.

              7.5 UNTHSC shall process Specimens received pursuant to this Agreement within three working days of receipt.


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              7.6    Upon receipt of Specimen, UNTHSC shall:

                     Enter the identification number of the Specimens that it
                            receives into the repository data base immediately upon receipt, and advise GeneLink thereof on a daily basis.

                     Provide technicians and equipment necessary to extract the
                            DNA from the swabs in accordance with the procedure set forth in Exhibit A hereto, which is incorporated by reference into this Agreement. UNTHSC may in writing from time-to-time adopt other scientifically acceptable PROCEDURES THAT ARE EQUIVALENT IN ACCURACY TO THE PROCEDURES SET FORTH IN exhibit a, and shall advise GeneLink of any such new procedure. In case of objection by GeneLink, the parties shall meet and attempt to resolve the matter. UNTHSC shall seek to extract all available human specific DNA.

                     Preserve the Specimen (if at least 4,5000 nanograms of
                            human specific DNA), half in each of the two freezers for a period of 25 years form the date of receipt, and advise GeneLink on a daily basis of the Specimens on that day placed in the freezers and the semi-quantitative approximate of the total quantity of DNA in each Specimen.

              7.7 UNTHSC shall not be responsible for determining the length of the DNA from a Specimen. both parties acknowledge that by not determining the length of the DNA, certain analytical DNA procedures may not be able to be performed.

              7.8 In the event that the testing of the Specimen by UNTHSC determines that a Client's Specimen does not yield at least 4,500 nanograms of DNA, UNTHSC shall preserve the Specimen, notify GeneLink, and GeneLink shall seek to obtain new Specimens from such Client to replace the initial Specimen.

              7.9 Upon placing the Specimen in the freezer, and UNTHSC's receipt of payment as provided herein, UNTHSC shall issue a certificate to be sent to the Client by GeneLink which shall certify that UNTHSC is preserving the Specimen in it repository for the 25 year period. The form of the certificate shall be agreed to in writing form time-to-time by the parties. the parties agree that initially the form attached hereto as Exhibit F shall be the form of the certificate.

              7.10 In the event that shipping instructions and payment of reasonable shipping and handling costs have not been received by UNTHSC within 90 days after the expiration of the 25 year preservation period, UNTHSC shall, at its sole option, ship within the Untied States at UNTHSC's cost, outdated Specimens to a GeneLink location or subsequent repository as designated by GeneLink, in group mailings at intervals to be determined by UNTHSC, or otherwise


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discard the Specimens in accordance with applicable law.

       8.     Retrieval and Analysis of Specimens.

              8.1 GeneLink shall advise UNTHSC when a Client wishes to retrieve Specimens for analysis and furnish a copy of the Client's consent. Such consent shall conform with applicable state and federal law. Analysis shall be performed at such laboratory as the Client shall designate. If UNTHSC shall have the capability to perform such analysis, GeneLink will include UNTHSC on the same basis as other qualified laboratories in whatever information about specific testing laboratories, if any, GeneLink furnishes to the Client or its representatives.

              8.2 Upon being notified by GeneLink that a Client wishes to access a Specimen, UNTHSC shall within three business days retrieve the requested Specimens in accordance with the procedures set forth in Exhibit B attached hereto and incorporated by reference to this Agreement; test the Specimen for efficacy; package and send the appropriate portion of the Specimen as directed by GeneLink; and return the unused portion of the Specimen to storage.

              8.3 The size of the portion of the Specimen to be removed shall be determined by the testing laboratory authorized to perform the Client order test.

              8.4 UNTHSC does not guarantee and shall not be held responsible for the number of genetic tests that can be performed on an individual's stored DNA during the storage period.

              8.5 GeneLink shall be responsible for collecting retrieval fees from the Client and paying UNTHSC the appropriate fees prior to the retrieval and testing of Specimens.

              8.6 UNTHSC shall advise GeneLink on a daily basis of the Specimens shipped to laboratories for analysis.

       9.     Payment.

              9.1 Subject to Section 9.6 below, on or before the 15th day of each month of the term of this Agreement (or the next succeeding business day), GeneLink shall pay UNTHSC [Confidential Information filed separately with the Securities and Exchange Commission] per Client submitting Specimens to UNTHSC during the previous month. Such payment shall constitute the entire fee for the DNA extraction and 25 year storage of such Specimen by UNTHSC as provided herein. Such payment shall be made by GeneLink without regard to the Client's payment or non-payment to GeneLink.

              9.2 At the time of each payment in accordance with Section 9.1, GeneLink shall also pay UNTHSC [Confidential Information filed separately with the Securities and Exchange Commission] for or any Client submitting additional Specimens to UNTHSC during the previous month in order to replace or supplement deficient Specimens. Such payment shall constitute the entire fee for the quantitative extraction and 25 year storage of such additional Specimens. Such


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payment shall be made by GeneLink without regard to the individual's payment or non-payment to GeneLink.

              9.3 In the development of GeneLink's program, the selection of collection materials and the development of the procedure for collection set forth in Exhibit A, GeneLink has relied upon the advise and assistance of UNTHSC. If an excessive number of Specimens, for whatever reason, do not contain the required minimum amount of DNA, then UNTHSC shall work with GeneLink to resolve the problem.

              9.4 Prior to the Effective Date of this Agreement, GeneLink shall pay to UNTHSC $13,600 to be used for the establishment of the repositories, approximately as set forth on a capital expenses budget submitted by UNTHSC to GeneLink prior to the date hereof. Any of such amount that is not used by UNTHSC for such purpose, shall be returned to GeneLink.

              9.5 As the sole method to repay such $13,600 advance, the payments to UNTHSC in Section 9.1 of this Agreement shall be [Confidential Information filed separately with the Securities and Exchange Commission] for the first 5,667 individuals submitting original Specimens. In the event that a portion of the advance is returned to GeneLink pursuant to Section 9.4, the number of individuals specified in this Section shall decrease proportionally so that the amount of repayment equals the advance amount actually used by UNTHSC.

              9.6 For UNTHSC's services in retrieving Specimens for analysis in accordance with exhibit B, GeneLink shall pay UNTHSC a retrieval fee of [Confidential Information filed separately with the Securities and Exchange Commission] per Specimen retrieved. In addition to the retrieval fee, UNTHSC shall be paid [Confidential Information filed separately with the Securities and Exchange Commission] per daily shipment to a particular laboratory for handling the shipment, and GeneLink shall be responsible for the actual shipping charge and out-of-pocket cost of packaging material. Payments under this Section shall be on the same terms as specified in Section 9.1.

              9.7 If, after the expiration of the term or the earlier termination to this Agreement, Specimens are sent by Clients to UNTHSC, UNTHSC will forward the Specimens as directed by GeneLink, and GeneLink shall pay the same amounts as applicable for shipment of Specimens under Section 9.6.

       10. Notices. All notices required hereunder shall be sufficient only if in writing and shall be deemed to have been given if delivered (including by nationally recognized overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, or by facsimile (receipt confirmed):

                     If to GeneLink, addressed to:

                            P.O. Box 3212
                            100 S. Thurlow Avenue
                            Margate, NJ 08402


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                            Attn:  Mr. John R. DePhillipo
                            Fax No.:  (609) 823-6616

                     with a copy to:

                            Steven J. Serling, Esquire
                            Pelino & Lentz, P.C.
                            One Liberty Place, 32nd Floor
                            1650 Market Street
                            Philadelphia, PA 19103-7393
                            Fax No.:  (215) 665-1536

                     if to UNTHSC, addressed to:

                            University of North Texas Health Science Center at Fort Worth
                            35 Camp Bowie Boulevard
                            Fort Worth, TX 76107
                            Attn:  Mr. Dennis Shingleton
                            Fax No.:  (817) 735-2424

or such other address as the party to receive the notice shall advise by due notice hereunder. Notices shall be effective the earlier of receipt or five days after dispatch.

       11. Independent Contractor. This Agreement is not intended as and shall not be construed as a brokerage agreement or an agreement of joint venture or partnership or of employment by either party of the other or of its employees. UNTHSC shall perform all work and services hereunder as an independent contractor and shall not be an officer, agent, servant or employee of GeneLink. UNTHSC shall have exclusive control, and the exclusive right to control, the details of the work and services performed hereunder, and all persons performing same. Neither UNTHSC nor GeneLink shall incur any indebtedness, enter into any undertaking or make any commitment in the other party's name or purporting to be on the other party's behalf except with the express written permission of the other party.

       12.    Standard and Care.

              12.1 The services to be provided by UNTHSC hereunder shall be diligently performed with UNTHSC's ordinary and prudent skill and attention and in conformity with this Agreement and its various exhibits and with the level of skill appropriate for the preservation and testing of DNA material. without limiting the foregoing, UNTHSC agrees to be reasonable for all Specimens lost or damaged while in its possession or control. GeneLink shall use due care in the performance of its obligations hereunder.

              12.2 To the extent permitted by the laws of Texas, UNTHSC agrees to indemnify and hold harmless GeneLink, its officers, directors, shareholders and employees from any and all


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demands, actions, suits, claims, liability, damage, cost or expense, that arise out of or in connection with the performance by UNTHSC of its duties hereunder, except for and to the extent of any action or inaction of GeneLink, its officers or employees, or agents.

              12.3 GeneLink agrees to indemnify and hold harmless UNTHSC, its Board of Regents, officers and employees from any and all demands, actions, suits, claims, liability, damage, cost or expense, that arise out of or in connection with the development, manufacturing, advertising, marketing, distribution, sale, use or misuse of the Kits, whether arising out of the acts or omissions of GeneLink, its officers, employees or agent, or otherwise, except for and to the extent of any action or inaction of UNTHSC, its officers or employees, or agents.

       13.    Confidential Information.

              13.1 It is understood that in the performance of its services under this Agreement, UNTHSC may have access to private or confidential information of Clients. UNTHSC shall use its best efforts to keep, and have its employees and agents keep, any and all such information confidential and to use such information only for the purposes of fulfilling its services under this Agreement or otherwise as agreed to by the Client. this provision shall not prohibit UNTHSC from disclosing such information to persons required to have access thereto for the performance of this Agreement, or pursuant to a requirement of applicable federal or state law.

              13.2 UNTHSC recognized the exclusive right of GeneLink in and to all of the trademarks of GeneLink applied to the Kits, the GeneLink program, and the services furnished by GeneLink hereunder and any and all of GeneLink's copyrights of material used in connection therewith. UNTHSC acknowledges that the system and procedures utilized by GeneLink in performing the services under this Agreement may contain commercially valuable proprietary confidential materials utilized by GeneLink in marketing its products are confidential information and trade secrets which may be disclosed to UNTHSC on a confidential basis pursuant to this Agreement. UNTHSC shall have no copyright interest, patent rights, property rights or other interest in the services provided by GeneLink hereunder or in any developments or improvements thereto (other than laboratory procedures developed by UNTHSC that do not involve proprietary material of GeneLink), whether or not presently existing, nor in any software programs which may be developed by GeneLink to perform its services hereunder. UNTHSC agrees to hod confidential and to use only in connection with the services provided under this Agreement all proprietary information GeneLink furnishes to UNTHSC, which shall have been marked "confidential" or "proprietary." UNTHSC's obligations under this Section shall not apply to any information that was known to UNTHSC prior to disclosure by GeneLink, or is or becomes generally available to the public other than by breach of this Agreement or is required to be disclosed in accordance with applicable federal or state law.

              13.3 In any academic publication describing its activities under this Agreement or findings based thereon, UNTHSC shall refer to and identify GeneLink as the provider of the GeneLink program.

       14. Authority. Each party to this Agreement represents to the other that it has the full


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right, power and authority to enter into and perform this Agreement in accordance with all of the terms, provisions, covenants and conditions thereof, and that the execution and delivery of this Agreement has been duly authorized by proper corporate or Board of Regents action.

       15. Representation of UNTHSC. UNTHSC represents to GeneLink that, based on UNTHSC's reasonable and prudent professional judgment, based on its experience in working with DNA and on certain testing procedures it has employed as described on Exhibit E attached hereto and made a part hereof, UNTHSC is not currently aware of any scientifically accepted reason why the procedures described in Exhibits A and B are not appropriate procedures for the purpose of the collection and extraction of DNA; why DNA Specimens collected, preserved and retrieved in accordance with such procedures and this Agreement should not survive for at least 25 years or why stored Specimens should not result in Specimen material appropriate in quality and quantity for DNA analysis by independent commercial laboratories to identify various types of DNA related to diseases or medical conditions.

       16. Force Majeure Clause. The parties hereto are relieved of any liability if unable to meet the terms and conditions of this Agreement due to any "Act of God", riots, epidemics, strikes, or any act or order which is beyond the control of the party not in compliance; provided that it takes all reasonable steps practical and necessary to effect prompt resumption of its responsibilities hereunder.

       17. Non-Waiver. The failure of either party to insist upon the performance of any term or provision of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of the party's right to assert or rely upon any such term or right on any future occasion.

       18. Assignability and Benefit. UNTHSC shall not assign its obligations or rights hereunder. Any unauthorized assignment or delegation by UNTHSC of its rights or duties hereunder, without the prior written consent of GeneLink, shall b void and shall constitute a breach of this Agreement. GeneLink shall not assign its obligations or rights hereunder without the consent of UNTHSC, which consent shall not be unreasonably withheld or delayed (except that GeneLink may assign to an entity controlled by or under common control with GeneLink). The covenants herein contained shall bind and the benefits and advantages shall inure to the respective successors and permit assignees of the parties, jointly and severally.

       19. Compliance with Applicable Laws. Each party shall be responsible for obtaining and maintaining at its sole expense and in its name, all licenses and permits which such party may require in order to perform the services described herein. UNTHSC and GeneLink shall each comply with all applicable federal, state and local laws and regulations respectively applicable to each party in connection with the services contemplated hereunder. both parties represent that they have no actual knowledge that any federal, state or other governmental regulatory approvals are required prior to the execution or effectiveness of this Agreement. All obligations under this Agreement are subject to any future required federal, state or other city regulatory approvals. Each party shall use good faith efforts to obtain any such approvals which are required because of that party's identity, status or actions, and the other party or parties shall cooperate with any such efforts.


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If any such approvals are required but not obtained, then, subject to the provisions of the following sentence, the obligations to which such approvals apply shall have no force or effect until such time or times as the required approvals are obtained. If the unenforceability of any such obligations materially and substantially diminishes the considerations which otherwise would be received by any party under this Agreement, than that party may terminate this Agreement without liability in accordance with Section 4 of this Agreement.

       20. Severability. In the event that any provision hereof shall be deemed in violation of any law or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular provision so held to be in violation or invalid were not contained herein.

       21. Entirety Clause. This written agreement constitutes the entire agreement of the parties regarding the subject matter of this Agreement. Statements or representations not included herein shall not be binding upon the parties, and no subsequent modifications or amendments of any of the terms hereof shall be valid or binding unless made in writing and signed by both parties.

       22. State Law and Venue. This Agreement shall be construed under the laws of the State of Texas. the parties consent to the venue of the federal district court for the Northern District of Texas with respect to legal actions concerning this Agreement, or, if such court does not have jurisdiction, the courts of Tarrent County, Texas.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 21st day of June, 1995.

                                         GENELINK, INC.

   June 21, 1995                         /s/ John R. DePhillipo
---------------------                    ---------------------------------------
        Date                             John R. DePhillipo
                                         President and CEO

                                         UNIVERSITY OF NORTH TEXAS HEATH
                                         SCIENCE CENTER AT FORT WORTH

                                         By: /s/ David M. Richard, D.O.
                                             --------------------------
                                                 President





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